EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                             WEB STAR TRAINING, INC.

         Web Star Training, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors of the Corporation has adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

         RESOLVED, that the Certificate of Incorporation of Web Star Training, Inc. be amended by changing Article FIRST thereof, so that, as amended, said Article FIRST shall be and read as follows:

           The name of this corporation is "Advanced Knowledge, Inc."

         SECOND: That in lieu of a meeting of stockholders, the holders of outstanding shares of Common Stock having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted have given their written consent to said amendment in accordance with the provisions of
Section 228 of the General Corporation Law of the State of Delaware.

         THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and Section 228 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Buddy Young, its President, this 2nd day of June, 2000.

                                        WEB STAR TRAINING. INC.


                                        By:   /s/ Buddy Young
                                            ----------------------------------
                                              Buddy Young, President